Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-254001
Prospectus Supplement
(to Prospectus dated March 16, 2021)

EOS ENERGY ENTERPRISES, INC.
48,771,777 Shares of Common Stock
325,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus dated March 16, 2021 (the “Prospectus”), which forms a part of registration statement on Form S-1 (No. 333-254001) (the “Registration Statement”) filed by Eos Energy Enterprises, Inc., a Delaware corporation (the “Company,” “we,” “us,” “our,” and “Eos”) with the Securities and Exchange Commission (the “Commission”). This prospectus supplement is provided solely to update the selling securityholders table in the Prospectus to reflect certain transfers or other assignments of shares of our common stock, par value $0.0001 per share, beneficially owned by certain of the selling securityholders identified herein. The information with regard to the other selling securityholders is unchanged from the information contained in the Prospectus.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement and Prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement or the Prospectus is correct as of any time after the date of that information.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus dated March 16, 2021, and the section entitled “Risk Factors” included in our Annual Report for the fiscal year ended December 31, 2020 dated February 26, 2021. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
_______________________

The date of this prospectus supplement is November 17, 2021.

SELLING SECURITYHOLDERS
Pursuant to the terms of the Merger Agreement, on February 11, 2021 we issued 1,994,171 shares of our common stock to former members of EES LLC upon achievement of certain milestones (the “Earnout Shares”). We are obligated to register the resale of the Earnout Shares pursuant to the terms of the registration rights agreement and, accordingly, this prospectus covers the offer and resale, from time to time, by the selling securityholders of any or all of the Earnout Shares.
This prospectus also covers the offer and resale, from time to time, of (i) up to 74,531 shares of common stock that have been issued to Joe Mastrangelo, the Company’s Chief Executive Officer and a director, upon vesting of restricted stock units granted to him under the Plan, (ii) up to 5,015 shares of common stock issuable to Mr. Mastrangelo in connection with the achievement of the earnout milestones, (iii) up to 748 shares of common stock issuable Mack Treece, the Company’s Chief Strategic Alliances Officer, upon satisfaction of certain vesting terms set forth in previously issued restricted stock units held by Mr. Treece, (iv) up to 98,882 shares of common stock issuable to certain of the selling securityholders upon exercise of options granted under the Plan; (v) up to 2,853,750 shares of common stock issued in a private placement in connection with the business combination pursuant to the terms of the equity commitment letter and subscription agreements, (vi) up to 4,375,000 shares of common stock originally issued in a private placement to the Sponsor and subsequently distributed in part to certain BMRG directors and members of the Sponsor, (vii) up to 325,000 private placement warrants issued in a private placement to the Sponsor; (viii) up to 29,644,680 shares of common stock held by other selling securityholders of the Company; and (ix) up to 650,000 shares of common stock that were a constituent part of the private placement units.
In addition, this prospectus relates to the offer and sale of up to 8,750,000 shares of common stock that are issuable by us upon the exercise of the public warrants, which were previously registered, and up to 325,000 shares of common stock underlying private placement warrants issued in a private placement to the Sponsor.
The term “selling securityholders” includes the securityholders listed in the table below and their permitted transferees.
The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of common stock that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering. We have based percentage ownership on 51,801,259 shares of common stock outstanding as of March 4, 2021.
Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholder and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
ACE Energy Efficiency SPC	918,438	918,438	–	*	–	–	–	*
Acme Engineering, Inc.(1)	22,143	22,143	–	*	–	–	–	*
Acme Operating Company(1)	58,440	58,440	–	*	–	–	–	*
Adelaro US Limited(2)	115,678	115,678	–	*	–	–	–	*
Agile Energy Limited(3)	922	922	–	*	–	–	–	*
Alekpar Safarov	20,000	20,000	–	*	–	–	–	*
Alessandro Lagi	42,762	42,762	–	*	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Alina LLC(4)	105,807	105,807	–	*	–	–	–	*
AltEnergy, LLC(5)	4,325,131	4,325,131	–	*	–	–	–	*
AME Cloud Ventures(6)	92,520	92,520	–	*	–	–	–	*
Andrew Kelleher	153,000	153,000	–	*	–	–	–	*
Arthur Kressner	3,998	3,998	–	*	–	–	–	*
Arul Gupta	44,280	44,280	–	*	–	–	–	*
Asterra Holdings LLC(7)	24,543	24,543	–	*	–	–	–	*
B. Riley Financial, Inc.(8)	6,881,279	6,503,250	378,029	*	325,000	325,000	–	*
Trust accounts associated with Bryant Riley(9)	50,000	50,000	–	*	–	–	–	*
Barry Lee Engle III	20,000	20,000	–	*	–	–	–	*
Beau Capital LLC(10)	109,851	109,851	–	*	–	–	–	*
Beckett Austin Lenhart	1,537	1,537	–	*	–	–	–	*
Ben Barclay	922	922	–	*	–	–	–	*
Beusa Investment Tec LLC	35,215	35,215	–	*	–	–	–	*
Brenda Kunzweiler	–	28,611	–	*	–	–	–	*
Brent Van Restetter Revocable Trust	9,010	9,010	–	*	–	–	–	*
Brian Hardwick(11)	2,881	2,881	–	*	–	–	–	*
Brooke Burkhardt	2,040	2,040	–	*	–	–	–	*
Bruce Langone	41,249	41,249	–	*	–	–	–	*
Cannonbury Invest Limited(12)	163,118	163,118	–	*	–	–	–	*
Carl Ferenbach	477,216	477,216	–	*	–	–	–	*
CAT3 LLC	246,065	246,065	–	*	–	–	–	*
Chandler Kate Lenhart	1,537	1,537	–	*	–	–	–	*
Charles DeCasteja	3,856	3,856	–	*	–	–	–	*
Chris Darnell	58,295	58,295	–	*	–	–	–	*
Chris Streeter	11,497	11,497	–	*	–	–	–	*
Corinthian Investors LLC(13)	32,993	32,993	–	*	–	–	–	*
Cova Funding LLC(14)	34,289	34,289	–	*	–	–	–	*
Craig S. Tamchin SEP IRA	1,802	1,802	–	*	–	–	–	*
Dan Shribman	993,750	993,750	–	*	–	–	–	*
Daniel Eastman	68,000	68,000	–	*	–	–	–	*
Dave Henry(15)	26,802	22,767	4,035	*	–	–	–	*
David Cohen	97,738	97,738	–	*	–	–	–	*
David Schiff	36,294	36,294	–	*	–	–	–	*
David T. Shipp	3,689	3,689	–	*	–	–	–	*
Denman Street LLC(16)	631,055	455,521	175,534	*	5,700	0	5,700	*
Douglas H. Phelps	17,714	17,714	–	*	–	–	–	*
Douglas Kenneth Kennedy	6,849	6,849	–	*	–	–	–	*
EES Management Holding(17)	141,900	141,900	–	*	–	–	–	*
FGRK Lux Partners GP(18)	46,899	46,899	–	*	–	–	–	*
Financiera Siacapital	18,454	18,454	–	*	–	–	–	*
Fisher EOS LLC(19)	396,817	396,817	–	*	–	–	–	*
Frank Genova	11,497	11,497	–	*	–	–	–	*
Franziska Fortlouis	7,074	7,074	–	*	–	–	–	*
George Adamson	22,995	22,995	–	*	–	–	–	*
George Brokaw	11,082	11,082	–	*	–	–	–	*
George Fina	55,619	55,619	–	*	–	–	–	*
Gerard J. Berding	13,026	13,026	–	*	–	–	–	*
Glenn Oztemel	364,178	364,178	–	*	–	–	–	*
Global Equity Partners(20)	93,074	92,274	800	*	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Graham Sharp	785,910	785,910	–	*	–	–	–	*
Great American Insurance Company(21)	459,125	445,791	13,334	*	–	–	–	*
Great American Life Insurance Company(21)	1,206,419	1,182,753	26,666	*	–	–	–	*
Greer Family Partners, LP(22)	72,249	72,249	–	*	–	–	–	*
Halpern Family Trust(23)	143,411	143,411	–	*	–	–	–	*
Harper Frances Lenhart	1,537	1,537	–	*	–	–	–	*
Hawthorne II Investment LP(24)	146,470	146,470	–	*	–	–	–	*
Hi-Med, LLC(25)	307,581	307,581	–	*	–	–	–	*
Hisham Al-Razzuqi	24,606	24,606	–	*	–	–	–	*
Holtec International(26)	1,133,770	1,133,770	–	*	–	–	–	*
Howard Weitmann	20,000	20,000	–	*	–	–	–	*
Igor Heifetz	9,628	9,628	–	*	–	–	–	*
Jackie Hoogring(11)	576	576	–	*	–	–	–	*
James Hughes	4,394	4,394	–	*	–	–	–	*
James L. Kemper	20,000	20,000	–	*	–	–	–	*
James Zweng(11)	518	518	–	*	–	–	–	*
Jason J. Maney	2,522	2,522	–	*	–	–	–	*
Jason Koy	48,433	48,433	–	*	–	–	–	*
Jason S Kahan	16,009	16,009	–	*	–	–	–	*
Jeremy Asher	464	464	–	*	–	–	–	*
Jerry Labowitz	300,906	300,906	–	*	–	–	–	*
Joe Mastrangelo(27)	79,546	79,546	–	*	–	–	–	*
Johannes Rittershausen	22,995	22,995	–	*	–	–	–	*
John B. Berding Irrevocable Children’s Trust(28)	315,396	315,396	–	*	–	–	–	*
John Bernard Berding(29)	727,394	727,394	–	*	–	–	–	*
John Desmarais	1,708,130	1,708,130	–	*	–	–	–	*
John T. Raymond	626,755	626,755	–	*	–	–	–	*
John T. Raymond 2012 Trust(30)	32,986	32,986	–	*	–	–	–	*
Jon S & Bettina E Reynertson, Jtwros	89,505	89,505	–	*	–	–	–	*
Jonathan R. Darnell	24,641	24,641	–	*	–	–	–	*
Joseph Berding	13,847	13,847	2,300	*	14,400	–	14,400	*
Joshua Cole	40,658	35,158	5,550	*	–	–	–	*
Joshua Fink	16,860	16,860	–	*	–	–	–	*
Julie Sue Jones Revocable Trust	9,010	9,010	–	*	–	–	–	*
Karl J. Grafe	9,549	9,549	–	*	–	–	–	*
Ken Flechler	7,208	7,208	–	*	–	–	–	*
Kenneth Langone	55,632	55,632	–	*	–	–	–	*
Laurie M. Shahon	9,679	9,679	–	*	–	–	–	*
Lawrence Summers	3,074	3,074	–	*	–	–	–	*
Lisa Eng	81,111	81,111	–	*	–	–	–	*
Mack Treece(31)	748	748	–	–	–	–	–	*
Mandy Lindly	20,000	20,000	–	*	–	–	–	*
Margaret Wood	6,072	6,072	–	*	–	–	–	*
Marstar Investments, LLC	125,794	125,794	–	*	–	–	–	*
Matt Lenhart	144,056	119,056	25,000	*	36,715	0	36,715	*
Matthew Cribbins	81,559	81,559	–	*	–	–	–	*
Matthew Feinberg	50,000	50,000	–	*	–	–	–	*
Michael Abbot	153	153	–	*	–	–	–	*
Michael Binder(11)	432	432	–	*	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Michael Gamson	198,112	198,112	–	*	–	–	–	*
Michael Jacob Kennedy	24,913	24,913	–	*	–	–	–	*
Michael K. Barlow	81,600	81,600	–	*	–	–	–	*
Michael Oster	1,157,634	1,157,634	–	*	–	–	–	*
Milk Town Partners LLC(32)	18,020	18,020	–	*	–	–	–	*
Milton Lewin	2,372	2,372	–	*	–	–	–	*
Nicholas Donahue	20,400	20,400	–	*	–	–	–	*
Nina Kennedy	26,047	26,047	–	*	–	–	–	*
Nord Engine Investment(33)	246,064	246,064	–	*	–	–	–	*
NRG Energy	530,439	530,439	–	*	–	–	–	*
OCI(34)	123,032	123,032	–	*	–	–	–	*
Ospraie Partners LLC(35)	715,060	715,060	–	*	–	–	–	*
Paradigm Partners, LP(36)	72,387	72,387	–	*	–	–	–	*
Patrice McNicoll	35,000	35,000	–	*	–	–	–	*
Patrick J. Bartels, Jr.	20,000	20,000	–	*	–	–	–	*
PAW Associates LLC(37)	132,115	132,115	–	*	–	–	–	*
Pelican Capital Management LLC(38)	18,020	18,020	–	*	–	–	–	*
Peter Fox-Penner	1,536	1,536	–	*	–	–	–	*
Peter Greenleaf	4,074	4,074	–	*	–	–	–	*
Peter Warner Davidson	9,257	9,257	–	*	–	–	–	*
PGF Family Corp(39)	1,631,190	1,631,190	–	*	–	–	–	*
Philip Lobkowicz	9,235	9,235	–	*	–	–	–	*
Phillippe Bouchard	22,995	22,995	–	*	–	–	–	*
Posner Foundation of Pittsburgh(40)	411,423	411,423
Prisma Energy LLC	659,742	659,742	–	*	–	–	–	*
Projector Holding LLC(41)	27,682	27,682	–	*	–	–	–	*
Punjab Partners, LLC	83,662	83,662	–	*	–	–	–	*
QIP Glidepath Series A LLC	307,581	307,581	–	*	–	–	–	*
Randall A. Hack	124,825	124,825	–	*	–	–	–	*
Randall A. Hack 2008 Long Term Trust	36,040	36,040
Randy Brown	10,544	10,544	–	*	–	–	–	*
Funds and accounts managed by Reservoir Capital(42)	2,694,638	2,694,638	–	*	–	–	–	*
Richard T. Weiss 2006 Living Trust(43)	86,140	86,140	–	*	–	–	–	*
Richard Wood	6,072	6,072	–	*	–	–	–	*
Robert Kunzweiler	76,339	47,728	–	*	–	–	–	*
Robert Logan	6,499	6,499	–	*	–	–	–	*
Robert Suss	20,000	20,000	–		–	–	–	*
Ronen Cohen(44)	15,052	11,450	3,602	*	–	–	–	*
Ross Pirasteh	43,508	43,508
Sarathi Roy	78,673	78,673	–	*	–	–	–	*
Sidamon-Eristoff Brothers, LLC(45)	63,053	63,053	–	*	–	–	–	*
Sigmund Heller	28,528	28,528	–	*	–	–	–	*
Singh Real Estate Enterprises Inc.(46)	1,045,777	1,045,777	–	*	–	–	–	*
SKNS Advisory, LLC(47)	18,020	18,020	–	*	–	–	–	*
Stephen E. Solms Family Trust U/A 1/30/2008(48)	106,825	106,825	–	*	–	–	–	*
Stephen Hannan	378,141	378,141	–	*	1,000	0	1,000	*
Steven Chu	1,536	1,536	–	*	–	–	–	*
Susan Hearn	5,100	5,100
Tequesta Properties Inc(49)	307,581	307,581	–	*	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
The 2008 Stidolph Family Trust	144,161	144,161	–	*	–	–	–	*
The Hsu-Hellman Family 2000 Trust(50)	1,641,358	1,641,358	–	*	–	–	–	*
The Zissis Family Trust	69,541	69,541	–	*	–	–	–	*
Thomas J. Keitel	5,120	5,120	–	*	–	–	–	*
Thomas Malcolm McAvity	186,619	186,619	–	*	–	–	–	*
Thundering Elk LLC(51)	3,074	3,074	–	*	–	–	–	*
Tim Hoefer(11)	691	691	–	*	–	–	–	*
Timothy Lalonde	404,306	404,306	–	*	–	–	–	*
Timothy Lalonde Ashley Lalonde Trust(52)	3,914	3,914	–	*	–	–	–	*
Timothy Lalonde Parker Lalonde Trust(52)	3,914	3,914	–	*	–	–	–	*
Timothy M. Presutti	20,000	20,000	–	*	–	–	–	*
TJC3 LLC(53)	532,253	532,253	–	*	–	–	–	*
Whipstick Ventures LLC(54)	163,881	163,881	–	*	–	–	–	*
William P. Hogan	11,302	11,302	–	*	–	–	–	*
William P. Miller Trust	55,884	55,884	–	*	–	–	–	*
WOCAP Global Opportunity Investment Partners, L.P.(55)	75,000	75,000	–	*	–	–	–	*
Yong Hak Huh	29,065	29,065	–	*	–	–	–	*
Yorktown Partners(11)	3,293	3,293	–	*	–	–	–	*
YX Capital LLC(56)	22,335	22,335	–	*	–	–	–	*

* Less than 1%
(1) Mike Munoz has sole voting and investment power over the shares held by the stockholder.
(2) Jonathan Kollek has sole voting and investment power over the shares held by the stockholder.
(3) Jeremy Asher has sole voting and investment power over the shares held by the stockholder.
(4) Alastair Hunter-Henderson is the Managing Member and CEO of Alina LLC, and has sole voting and investment power over the shares held by the stockholder.
(5) Represents securities held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage LC, or AltEnergy I, AltEnergy Storage II LLC, or AltEnergy II, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy VI LLC, or AltEnergy VI, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II. Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Russell Stidolph, a director of the Company, is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(6) Jerry Yang has sole voting and investment power over the shares held by the stockholder.
(7) Gennady Gazin is the 100% owner of Asterra Holdings LLC and has sole voting and investment power over the shares held by the stockholder.
(8) The amount includes (i) 140,000 shares of common stock held by BRC Partners Opportunity Fund, L.P. (“BRC”), (ii) 6,038,250 shares of common stock held by BRF Investments, LLC (“BRFI”) as a result of the transfer of 3,871,250 shares of common stock from B. Riley Sponsor Co. II LLC to BRFI and the transfer of 2,167,000 shares of common stock from B. Riley Principal Investments, LLC to BRFI, and (iii) 325,000 shares of common stock underlying private placement warrants held by BRFI as a result of the transfer of 325,000 warrants to purchase shares of common stock from B. Riley Principal Sponsor Co. II LLC to BRFI. BRC Partners Management GP, LLC (“BRPGP”) is the general partner of BRC and B. Riley Capital Management, LLC (“BRCM”) is the sole member of BRPGP and B. Riley Financial, Inc. (“B. Riley Financial”) is the parent company of each of BRCM and BRFI. B. Riley Financial has voting and dispositive power over the securities held by each of BRFI and BRC. Bryant Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of B. Riley Financial and has voting and dispositive power over the securities held by B. Riley Financial. Both B. Riley Financials and Mr. Riley disclaims beneficial ownership over any securities directly held by BRPGP, BRCM, BRFI or BRC other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly.

(9) The number of shares beneficially owned before this offering includes (i) 20,000 shares held by Bryant and Carleen Riley JTWROS, (ii) 5,000 shares held by Bryant Riley C/F Abigail Riley UMTA CA, (iii) 5,000 shares held by Bryant Riley C/F Charlie Riley UMTA CA, (iv) 5,000 shares held by Bryant Riley C/F Eloise Riley UMTA CA, (v) 5,000 shares held by Bryant Riley C/F Susan Riley UMTA CA, and (vi) 10,000 shares held by Robert Antin Children Irrevocable Trust U/A 1/1/2001 (collectively, the “Trusts”). Bryant Riley is custodian of each of the Trusts and has voting and dispositive power with respect to the securities held by the Trusts.
(10) Robert M. Williams Jr. has sole voting and investment power over the shares held by the stockholder.
(11) Represents common stock issuable upon exercise of options.
(12) W. Geoffrey Beattie is the President of Cannonbury Invest Limited and has sole voting and investment power over the shares held by the stockholder.
(13) Joseph DellaRosa; Victor Wright, and James Yacobucci are all members of Corinthian Investors LLC, and share equal voting and investment authority over the shares held by the stockholder.
(14) Andrew Intrater is the Chief Executive Officer of Cova Funding LLC and has sole voting and investment power over the shares held by the stockholder.
(15) Includes fully vested options to purchase 4,035 shares of common stock.
(16) Includes (i) 4,034 shares of common stock issuable upon exercise of options, and (ii) 172,000 shares of common stock purchaseable pursuant to publicly traded call contracts. John B. Berding is the Manager of Denman Street LLC and has sole voting and investment power over the shares held by the stockholder.
(17) Marc Warren has sole voting and investment power over the shares held by the stockholder.
(18) Robert Kantor and Francis Greenburger have sole voting and investment power over the shares held by the stockholder.
(19) Arnold Fisher, Kenneth Fisher, and Steven Fisher share voting and investment authority over the shares held by the stockholder
(20) Michael A. Shternfeld is the Manager of Global Equity Partners and has sole voting and investment power over the shares held by the stockholder.
(21) Each of Great American Insurance Company and Great American Life Insurance Company is a direct or indirect wholly-owned subsidiary of American Financial Group, Inc., which is a publicly traded entity (NYSE: AFG).
(22) Philip Greer has sole voting and investment power over the shares held by the stockholder.
(23) Martin I. Halpern is the Grantor/Trustee of Halpern Family Trust and has sole voting and investment power over the shares held by the stockholder.
(24) Richard Weiss is the General Partner of Hawthorne II Investment LP and has sole voting and investment power over the shares held by the stockholder.
(25) Dr. Krishna Singh, a director of the Company, holds direct and/or indirect ownership of HI-MED, LLC and holds the full voting and dispositive power with respect to the shares held thereby.
(26) Includes 86,457 shares of common stock issuable upon exercise of options. Dr. Krishna Singh, a director of the Company, holds direct and/or indirect ownership of Holtec International and holds the full voting and dispositive power with respect to the shares held thereby.
(27) Mr. Mastrangelo is the Chief Executive Officer and a director of the Company.
(28) Susan M. Berding is the Trustee of John B. Berding Irrevocable Childrens Trust and has sole voting and investment power over the shares held by the stockholder.
(29) Includes the following securities held by Denman Street LLC: (i) 446,303 shares of common stock, (ii) 4,034 shares of common stock issuable upon exercise of options, and (iii) 172,000 shares of common stock purchaseable pursuant to publicly traded call contracts. John B. Berding is the Manager of Denman Street LLC and has sole voting and investment power over the shares held thereby.
(30) John T. Raymond has sole voting and investment power over the shares held by the stockholder.
(31) Represents 748 additional shares of common stock issuable upon satisfaction of certain vesting terms set forth in previously granted restricted stock units held by Mr. Treece. Mr. Treece is our Chief Strategic Alliances Officer.
(32) Thomas J. Coleman has sole voting and investment power over the shares held by the stockholder.
(33) Yang Zhu has sole voting and investment power over the shares held by the stockholder.
(34) DaeWon Choi and ByeongSeon Jang are Team Managers of OCI, JeongHan Ryu is a Manager of OCI, and Saejin Kim is an associate of OCI. Each such individual shares voting and investment power over the shares held by the stockholder.
(35) Dwright Anderson has sole voting and investment power over the shares held by the stockholder.
(36) Ed Hoey has sole voting and investment power over the shares held by the stockholder.
(37) Paul Weismann is the Manager of Paw Associates LLC, and has sole voting and investment power over the shares held by the stockholder.
(38) Robert Logan, Jr. has sole voting and investment power over the shares held by the stockholder.
(39) P. Gaye Farncombe is the President of PGF Family Corp and has sole voting and investment power over the shares held by the stockholder.
(40) Henry Posner III, Anne M. Molloy, Paul M. Posner, and John F. Hensler are the trustees of the Posner Foundation of Pittsburgh and share voting and investment power over the shares held by the stockholder.

(41) Steve Hellman has sole voting and investment power over the shares held by the stockholder.
(42) Includes (i) 245,737 shares held by Reservoir Capital Partners, L.P., (ii) 288,896 shares held by Reservoir Capital Investment Partners, L.P., (iii) 284,891 shares held by Reservoir Capital Master Fund II, L.P. and (iv) 1,750,114 shares held by Reservoir Resource Partners, L.P. Cyrus Borzooyeh is the chief financial officer of the foregoing entities and has voting and dispositive power with respect to the securities held by each such entity.
(43) Richard Weiss is the trustee of Richard T. Weiss 2006 Living Trust and has sole voting and investment power over the shares held by the stockholder.
(44) Includes vested options to purchase 3,602 shares of common stock.
(45) Simon-Sidamon Eristoff has sole voting and investment power over the shares held by the stockholder.
(46) Dr. Krishna Singh, a director of the Company, holds direct and/or indirect ownership of Singh Real Estate Enterprises Inc. and holds the full voting and dispositive power with respect to the shares held thereby.
(47) Narinder Singh has sole voting and investment power over the shares held by the stockholder.
(48) Ellen B. Solms and Joesph Sedlack are Trustees of the Stephen E. Solms Family Trust U/A 1/30/2008 and share voting and investment power over the shares held by the stockholder.
(49) Dr. Krishna Singh, a director of the Company, holds direct and/or indirect ownership of Tequesta Properties Inc. and holds the full voting and dispositive power with respect to the shares held thereby.
(50) Marc Warren is the Trustee of The Hsu-Hellman Family 2000 Trust and has sole voting and investment power over the shares held by the stockholder.
(51) David R. M. Drescher has sole voting and investment power over the shares held by the stockholder.
(52) Lisa LaLonde is trustee of Timothy Lalonde Ashley Lalonde Trust and Timothy Lalonde Parker Lalonde Trust, and has sole voting and investment power of the shares held by such stockholders.
(53) Thomas J. Coleman is the Trustee of the Thomas J. Coleman Revocable Trust, the sole member of TJC3 LLC, and has sole voting and investment power over the shares held by such stockholder.
(54) Each of Jeffrey S. Bornstein and Ronald C. Hynes shares voting and dispositive power over the securities held by this stockholder.
(55) Timothy Presutti has voting and dispositive control over the securities held by this stockholder.
(56) Jesse Johnson and Asa Johnson share voting and investment power over the shares held by the stockholder.